Exhibit (d)(11)

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

AMENDMENT TO THE SUB-ADVISORY AGREEMENT

BETWEEN

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

and

DIVIDEND ASSETS CAPITAL, LLC

GOLDMAN SACHS RISING DIVIDEND GROWTH FUND

This amendment to the Sub-Advisory Agreement (as defined below) is hereby made as of the 30th day of June, 2014 (the “Amendment”) between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“Investment Manager”) and DIVIDEND ASSETS CAPITAL, LLC (“Sub-Adviser”).

WHEREAS, the Investment Manager and the Sub-Adviser are parties to a sub-advisory agreement, dated as of February 27, 2012 (“Sub-Advisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Sub-Advisory Agreement to reflect a revised schedule of fees for compensation to the Sub-Adviser.

NOW, THEREFORE, the parties agree as follows:

(i)	effective July 1, 2014, Annex A is hereby amended by deleting it in its entirety and replacing it with the Annex A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers to execute this Amendment.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Ernest Gong
Ernest Gong
Managing Director

DIVIDEND ASSETS CAPITAL, LLC

By:	/s/ C. Troy Shaver Jr.
C. Troy Shaver Jr.
President and Chief Executive Officer

Annex A

to

Sub-Advisory Agreement between

Goldman Sachs Asset Management, L.P. and

Dividend Assets Capital, LLC

Pursuant to Section 3 of the attached Sub-Advisory Agreement between Goldman Sachs Asset Management, L.P. (the “Investment Manager”) and Dividend Assets Capital, LLC (the “Sub-Adviser”) with respect to the Goldman Sachs Rising Dividend Growth Fund (the “Fund”), the Investment Manager shall pay the Sub-Adviser, in arrears, each calendar quarter a fee equal to the following annual percentage rates of the average daily net assets of the Fund (as defined in said Section 3).

Annual Percentage Rate

0.200% on first $1 billion

0.181% on next $1 billion

0.171% on next $3 billion

0.168% on next $3 billion

0.165% over $ 8 billion

Annex A-1